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                                                                    EXHIBIT 11

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                            TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                                 COMPUTATION OF EARNINGS PER SHARE
                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
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                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                           -----------------------
                                                                                              1998         1997
                                                                                           ---------     ---------
ADJUSTMENTS TO NET LOSS:
   Loss before extraordinary items                                                         $(54,140)     $(70,032)
   Preferred stock dividend requirements                                                     (5,863)       (3,869)
                                                                                           --------      --------
   Loss before extraordinary items applicable to common stock
      for basic calculation                                                                 (60,003)      (73,901)
   Extraordinary items                                                                       (1,380)       (1,532)
                                                                                           --------      --------
   Loss applicable to common stock for basic calculation                                    (61,383)      (75,433)
   Diluted adjustment - dividend requirements on 8% and
      9 1/4% Preferred Stock assumed to be converted                                          5,863         3,869
                                                                                           --------      --------
   Loss applicable to common stock for diluted calculation                                 $(55,520)     $(71,564)
                                                                                           ========      ========

ADJUSTMENTS TO OUTSTANDING SHARES:
   Basic Earnings Per Share:
      Average number of shares of common stock<F1>                                           57,889        49,036

   Diluted Earnings Per Share Adjustments:
      Incremental shares associated with the assumed
        exercise of options and warrants<F2>                                                  3,865           595
      Common shares assumed to be issued upon conversion of
        8% and 9 1/4% Preferred Stock                                                        20,462         9,545
                                                                                           --------      --------
   Total average number of common and common equivalent
      shares used for diluted earnings per share calculation                                 82,216        59,176
                                                                                           ========      ========

PER SHARE AMOUNTS:
   Loss before extraordinary items and preferred dividends
      Basic                                                                                $  (1.04)     $  (1.51)
      Diluted<F3>                                                                          $  (0.66)     $  (1.18)
   Net loss
      Basic                                                                                $  (1.06)     $  (1.54)
      Diluted<F3>                                                                          $  (0.68)     $  (1.21)


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

<F1> Includes 6,309 shares for the three months ended March 31, 1998 and 5,913 shares for the three months ended March 31,
     1997, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the '95 Reorganization.  The Company distributed 931,604 additional shares in July 1997 and will distribute approximately 2,282,000 additional shares in July 1998 under this provision.  Additionally, the ESIP provides that, continuing through 2002, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan.  The earnings (loss) per share computations do not give any effect to the future certain issuances or potential issuances of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 1/4% Preferred Stock are antidilutive, these amounts are not presented in the accompanying condensed statements of consolidated operations.

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